Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Reports First Quarter 2014 Financial Results

— Company Commenced International Launch of AUGMENTSM—

CAMBRIDGE, Mass., May 8, 2014 — OvaScienceSM, (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, today reported first quarter 2014 financial results, and highlighted recent accomplishments.

“We are on track with the international launch of our first fertility treatment, AUGMENT, in select IVF clinics this year,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “Training is underway, and we are confident that we can meet our goal to achieve at least 40 AUGMENT cycles and generate initial revenue by year end.   We are also on schedule to launch our second fertility treatment, OvaPrime, in 2015.   We expect to meet a critical milestone this year for OvaTure, which is to demonstrate human preclinical proof of concept for egg precursor cells in vitro.  This quarter, OvaScience was issued three new patents covering our EggPC technology and potential applications, and raised an additional $55.2 million to support these and other near term milestones.”

First Quarter and Recent Highlights

•                  Commenced Launch of AUGMENTSM

Initiated the AUGMENT access program, targeting high-quality IVF clinics in four international regions, and expect to transition these clinics to commercial centers by year end.  AUGMENT is the Company’s first fertility treatment and is designed to improve egg quality by adding energy from a woman’s egg precursor cells (EggPC) to her eggs during standard in vitro fertilization (IVF).   Initial training is underway and manufacturing and operational efficiencies are being optimized for the first regions where AUGMENT will be available.  These steps have laid a strong foundation for OvaScience to meet its goal of at least 40 AUGMENT cycles in 2014.

•                  Continued Commercial Preparations for OvaPrimeSM Launch in 2015

Additional proof-of-concept studies are progressing for OvaPrime to support a planned international market introduction in 2015.  OvaPrime is the Company’s fertility treatment that uses a woman’s EggPCs to boost her ovarian reserve.

•                  Advanced Preclinical Research for OvaTureSM

Preclinical studies of OvaTure are ongoing and are designed to demonstrate human proof of concept for EggPCs in vitro, an important milestone anticipated in 2014.  OvaTure is a potential next generation and hormone-free IVF treatment.

•                  Established Research Programs for OvaXon

Initiated preclinical research for OvaXon, the Company’s joint venture with Intrexon Corporation. OvaXon is exploring potential applications of the combined EggPC technology and synthetic biology platforms for the prevention of genetic diseases and opportunities in animal breeding.

•                  Expanded Leadership, Board of Directors and Advisors

This quarter, OvaScience added David Stern, former head of the global fertility franchise at EMD Serono, to the management team as EVP of Global Commercial Operations.   Mr. Stern’s strong relationships with fertility experts throughout the world have contributed to a targeted strategy for OvaScience’s international launches for AUGMENT and OvaPrime in 2014 and 2015, respectively.  OvaScience also appointed Marc Kozin, former President North America, L.E.K. Consulting, to the Company’s Board of Directors and fertility pioneer Jamie Grifo, M.D., Ph.D., to its Advisory Board.

•                  Broadened Intellectual Property

Building on its core Composition of Matter patent for EggPCs, OvaScience was issued three new patents during the first quarter of 2014, which cover its EggPC technology platform and related applications.  These patents involve methods for isolating and manufacturing EggPCs, and methods patents related to AUGMENT which extend protection through at least 2032.

•                  Strengthened Financial Position

During the quarter, OvaScience raised $55.2 million in gross proceeds from the sale of 5.5 million shares of common stock in a public offering.

In April, OvaScience announced that scientific Co-Founder, David Sinclair, Ph.D., was chosen by TIME as one of the 100 Most Influential People in The World.  His research on aging and the key role of mitochondria (the energy source for all cells) contributed to the development of OvaScience’s foundational EggPC technology platform and related applications.  The Company continues to work with Dr. Sinclair to study the impact of aging on egg quality and develop new treatments for female infertility.

First Quarter 2014 Financial Results

•                  Net loss for the three months ended March 31, 2014 was $7.8 million, or ($0.41) per share, as compared to net loss of $5.2 million, or ($0.39) per share, for the three months ended March 31, 2013.  The increase for the quarter was primarily attributable to $1.0 million in license fees, higher personnel costs, greater development expenses, and stock-based compensation expense.

•                 Research and development expense for the three months ended March 31, 2014 was $4.7 million, compared to $2.7 million for the same period in 2013.  The increase for the quarter is primarily attributable to $1.0 million in license fees to Massachusetts General Hospital as a result of the public offering, a net increase in stock-based compensation expense, and planned personnel and development costs related to the advancement of AUGMENT, OvaPrime and OvaTure.

•                  General and administrative expense for the three months ended March 31, 2014 was $3.0 million, as compared to $2.5 million for the same period in 2013.  The increase for the quarter is primarily due to higher personnel costs, including new employees hired to support the launch of AUGMENT, offset by a net decline in stock-based compensation expense.

As of March 31, 2014, OvaScience had cash, cash equivalents and short-term investments of $89.5 million.

Upcoming Events and Presentations

•                  Deutsche Bank 39th Annual Health Care Conference, May 7-8, 2014 in Boston, MA

•                  Jefferies Global Healthcare Conference, June 2-5, 2014 in New York, NY

•                  Annual Shareholder Meeting, June 13, 2014 in Boston, MA

•                  JMP Healthcare Conference, June 24-25, 2014 in New York, NY

•                  Janney Investor 1x1 Day, June 26, 2014 in Boston, MA

•                  European Society of Human Reproduction and Embryology, June 29-July 2, 2014 in Munich, Germany

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company focused on the discovery, development and commercialization of new fertility treatments.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and isolate EggPCs, OvaScience is developing potential next generation in vitro fertilization (IVF) treatments.  The Company currently has three fertility treatments in development: AUGMENTSM, which aims to improve egg quality and increase the success of IVF; OvaPrimeSM, designed to boost a woman’s egg reserve using her own EggPCs; and OvaTureSM, which seeks to create mature fertilizable eggs from a woman’s own EggPCs without the need for hormone injections.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the prospects for the Company’s technology in addressing female infertility, the Company’s strategy, future plans and prospects, and the development and commercialization of the Company’s product candidates, including statement relating to the Company’s planned international launch of AUGMENT, the Company’s plans to generate initial AUGMENT revenue by the end of 2014, the Company’s planned development and 2015 launch of OvaPrime, the Company’s expectations of completing at least 40 cycles of AUGMENT in 2014, the Company’s plan to demonstrate preclinical human proof of concept for OvaTure in 2014, and the Company’s plans for its joint venture with Intrexon . Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT and OvaPrime outside of the United States and our expectation that AUGMENT and OvaPrime meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we plan to introduce AUGMENT and OvaPrime; the science underlying our product candidates (including AUGMENT, OvaPrime and OvaTure), which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products;  our ability to obtain additional funding to support our activities; our dependence on third parties, including our dependence on Intrexon Corporation; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to develop our product candidates, including AUGMENT, OvaPrime and OvaTure, on the timelines we expect, if at all; our ability to commercialize our product candidates, including AUGMENT and OvaPrime, on the timelines we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Theresa McNeely

EVP, Strategic Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356

— Financial Tables to Follow —

OvaScience, Inc.

(A development stage company)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$56,134	$18,078
Short-term investments	33,331	26,349
Prepaid expenses and other current assets	605	650
Total current assets	90,070	45,077
Property and equipment, net	1,202	880
Investment in joint venture	1,403	1,500
Other assets	88	88
Total assets	$92,763	$47,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,943	$1,654
Accrued expenses	4,344	4,120
Total current liabilities	6,287	5,774
Other non-current liabilities	74	70
Total liabilities	6,361	5,844
Total stockholders’ equity	86,402	41,701
Total liabilities and stockholders’ equity	$92,763	$47,545

OvaScience, Inc.

(A development stage company)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Operating expenses:
Research and development	$4,652	$2,680
General and administrative	2,998	2,495
Total operating expenses	7,650	5,175
Loss from operations	(7,650)	(5,175)
Interest (expense) / income, net	(57)	18
Other income / (expense), net	(10)	—
Loss from equity method investment	(97)	—
Net loss	$(7,814)	$(5,157)
Net loss applicable to common stockholders	$(7,814)	$(5,157)
Net loss per share applicable to common stockholders—basic and diluted	$(0.41)	$(0.39)
Weighted average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	19,214	13,345

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